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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated September 13, 1996, relating to the statements of assets and liabilities of TCW/DW Strategic Income Trust, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Experts" in such Statements of Additional Information.


/s/ Price Waterhouse LLP


PRICE WATERHOUSE LLP
1177 Avenue of Americas
New York, New York 10036
July 24, 1997